Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 10-K of LILM Inc. for the year ended December 31, 2012, of our report dated March 21, 2012 relating to the financial statements for the years ended December 31, 2011 and 2010, and for the period from April 22, 1997 (date of inception of predecessor) to December 31, 2011 listed in the accompanying index.

/s/ Madsen & Associates CPA’s, Inc. Madsen & Associates CPA’s, Inc. Murray, Utah April 12, 2013